Exhibit 1.1


                      [CHARLES WEBB & COMPANY LETTERHEAD]



July 1, 1998


Mr. John C. Dicus
Chairman and Chief Executive Officer
Capitol Federal Savings & Loan Assoc.
700 Kansas Avenue
Topeka,  KS  66603-38109

Dear Mr. Dicus:

This  proposal  is  in  connection   with  Capitol   Federal  Savings  and  Loan
Association's (the "Association") intention to convert from a mutual to a capital stock form of organization (the "Conversion"). In order to effect the Conversion, it is contemplated that all of the Association's common stock either in the form of a mutual holding company or otherwise to be outstanding pursuant to the Conversion will be issued to a holding company (the "Company") to be formed by the Association, and that the Company will offer and sell shares of its common stock first to eligible persons (pursuant to the Association's Plan of Conversion) in a Subscription and Community Offering.

Charles Webb & Company ("Webb"), a Division of Keefe, Bruyette and Woods, Inc. ("KBW"), will act as the Association's and the Company's financial advisor and marketing agent in connection with the Conversion. This letter sets forth selected terms and conditions of our engagement.

1. Advisory/Conversion Services. As the Association's and Company's financial advisor and marketing agent, Webb will provide the Association and the Company with a comprehensive program of conversion services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. Webb will provide financial and logistical advice to the Association and the Company concerning the offering and related issues. Webb will assist in providing conversion enhancement services intended to maximize stock sales in the Subscription Offering and to residents of the Association's market area, if necessary, in the Community Offering.

Webb shall provide financial advisory services to the Association which are typical in connection with an equity offering and include, but are not limited to, overall financial analysis of the client with a focus on identifying factors which impact the valuation of the common stock and provide the appropriate recommendations for the equity valuation.


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Additionally, post conversion financial advisory services will include advice on shareholder relations, NASDAQ listing, dividend policy (for both regular and special dividends), stock repurchase strategy and communication with market makers. Prior to the closing of the offering, Webb shall furnish to client a Post-Conversion reference manual which will include specifics relative to these items. (The nature of the services to be provided by Webb as the Association's and the Company's financial advisor and marketing agent are further described in Exhibit A attached hereto.)

2. Preparation of Offering Documents. The Association, the Company and their counsel will draft the Registration Statement, Application for Conversion, Prospectus and other documents to be used in connection with the Conversion. Webb will attend meetings to review these documents and advise you on their form and content. Webb and its counsel will draft appropriate agency agreement and related documents as well as marketing materials other than the Prospectus.

3. Due Diligence Review. Prior to filing the Registration Statement, Application for Conversion or any offering or other documents naming Webb as the Association's and the Company's financial advisor and marketing agent, Webb and its representatives will undertake substantial investigations to learn about the Association's business and operations ("due diligence review") in order to confirm information provided to us and to evaluate information to be contained in the Association's and/or the Company's offering documents. The Association agrees that it will make available to Webb all relevant information, whether or not publicly available, which Webb reasonably requests, and will permit Webb to discuss with management the operations and prospects of the Association. Webb will treat all material non-public information as confidential. The Association acknowledges that Webb will rely upon the accuracy and completeness of all information received from the Association, its officers, directors, employees, agents and representatives, accountants and counsel including this letter to serve as the Association's and the Company's financial advisor and marketing agent.

4. Regulatory Filings. The Association and/or the Company will cause appropriate offering documents to be filed with all regulatory agencies including, the
Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers ("NASD"), Office of Thrift Supervision ("OTS") and such state securities commissioners as may be determined by the Association.

5. Agency Agreement. The specific terms of the conversion services, conversion offering enhancement and syndicated offering services contemplated in this letter shall be set forth in an Agency Agreement between Webb and the Association and the Company to be executed prior to commencement of the offering, and dated the date that the Company's Prospectus is declared effective and/or authorized to be disseminated by the appropriate regulatory agencies, the SEC, the NASD, the OTS and such state securities commissioners and other regulatory agencies as required by applicable law.

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


6. Representations, Warranties and Covenants. The Agency Agreement will provide for customary representations, warranties and covenants by the Association and Webb, and for the Company to indemnify Webb and their controlling persons (and, if applicable, the members of the selling group and their controlling persons), and for Webb to indemnify the Association and the Company against certain liabilities, including, without limitation, liabilities under the Securities Act of 1933.

7. Fees. For the services hereunder, the Association and/or Company shall pay the following fees to Webb at closing unless stated otherwise:

     (a) A Management Fee of $100,000 payable in four installments of $25,000 as of August 25, October 15, December 15 and February 15. Such fees shall be deemed to have been earned when due. Should the Conversion be terminated for any reason not attributable to the action or inaction of Webb, Webb shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

     (b) A Success Fee of 1.25% shall be charged based on the aggregate Purchase Price of Common Stock sold in the Subscription Offering and Community Offering excluding shares purchased by the Association's officers, directors, or employees (or members of their immediate families) plus any ESOP, tax-qualified or stock based compensation plans (except IRA's) or similar plan created by the Association for some or all of its directors or employees. The Management Fee described in 7(a) will be applied against the Success Fee.

     (c) If any shares of the Company's stock remain available after the subscription offering, at the request of the Association, Webb will seek to form a syndicate of registered broker-dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement. Webb will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Association and the Plan of Conversion. Webb will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the shares of common stock sold by them. Webb will pass onto selected broker-dealers who assist in the syndicated community offering, 4% of the gross underwriting discounts charged at such time. Fees with respect to purchases affected with the assistance of a broker/dealer other than Webb shall be transmitted by Webb to such broker/dealer. The decision to utilize selected broker-dealers will be made by the Association upon consultation with Webb. In the event, with respect to any stock purchases, fees are paid pursuant to this subparagraph 7(c), such fees shall be in lieu of, and not in addition to, payment pursuant to subparagraph 7(a) and 7(b).

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

8. Additional Services. Webb further agrees to provide financial advisory assistance to the Company and the Association for a period of one year following completion of the Conversion, including formation of a dividend policy and share repurchase program, assistance with shareholder reporting and shareholder relations matters, general advice on mergers and acquisitions and other related financial matters, without the payment by the Company and the Association of any fees in addition to those set forth in Section 7 hereof. Nothing in this Agreement shall require the Company and the Association to obtain such services from Webb. Following this initial one year term, if both parties wish to continue the relationship, a fee will be negotiated and an agreement entered into at that time.

9. Expenses. The Association will bear those expenses of the proposed offering customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, "Blue Sky," and NASD filing and registration fees; the fees of the Association's accountants, attorneys, appraiser, transfer agent and registrar, printing, mailing and marketing and syndicate expenses associated with the Conversion; the fees set forth in Section 7; and fees for "Blue Sky" legal work. If Webb incurs expenses on behalf of Client, Client will reimburse Webb for such expenses.

The Association will also reimburse Webb for any out-of-pocket expenses related to travel, meals lodging, photocopying, etc. Additionally, the Association will reimburse Webb for the reasonable fees and expenses of Webb's counsel. Such legal fees and Underwriter's counsel expenses shall not exceed $100,000.

10. Conditions. Webb's willingness and obligation to proceed hereunder shall be subject to, among other things, satisfaction of the following conditions in Webb's opinion, which opinion shall have been formed in good faith by Webb after reasonable determination and consideration of all relevant factors: (a) full and satisfactory disclosure of all relevant material, financial and other information in the disclosure documents and a determination by Webb, in its sole discretion, that the sale of stock on the terms proposed is reasonable given such disclosures; (b) no material adverse change in the condition or operations of the Association subsequent to the execution of the agreement; and (c) no adverse market conditions at the time of offering which in Webb's opinion make the sale of the shares by the Company inadvisable.

12. Benefit. This Agreement shall inure to the benefit of the parties hereto and their respective successors and to the parties indemnified pursuant to the terms and conditions of the Agency Agreement and their successors, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors provided, however, that this Agreement shall not be assignable by Webb.


13. Definitive Agreement. This letter reflects Webb's present intention of proceeding to work with the Association on its proposed conversion. It does not create a binding obligation on the part of the Association, the Company or Webb except as to the agreement to maintain the confidentiality of non-public information set forth in Section 3, the payment of certain fees as set

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forth in Section  7(a) and 7(b) and the  assumption  of expenses as set forth in
Section 9, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this Agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect. The Association further acknowledges that any report or analysis rendered by Webb pursuant to this engagement is rendered for use solely by the management of the Association and its agents in connection with the Conversion. Accordingly, the Association agrees that it will not provide any such information to any other person without Webb's prior written consent.

Webb acknowledges that in offering the Company's stock no person will be authorized to give any information or to make any representation not contained in the offering prospectus and related offering materials filed as part of a registration statement to be declared effective in connection with the offering. Accordingly, Webb agrees that in connection with the offering it will not give any unauthorized information or make any unauthorized representation. We will be pleased to elaborate on any of the matters discussed in this letter at your convenience.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.




Very truly yours,

CHARLES WEBB & COMPANY,
A DIVISION OF KEEFE, BRUYETTE & WOODS, INC.


By: /s/ Charles R. Webb
    -------------------------
    Charles R. Webb
    President

CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION


By: /s/ John C. Dicus                           Date: August 25, 1998
    -------------------------                         ----------------------
    John C. Dicus
    Chairman


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                                    EXHIBIT A

                          CONVERSION SERVICES PROPOSAL
                 TO CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION



Charles Webb & Company provides thrift institutions converting from mutual to stock form of ownership with a comprehensive program of conversion services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. The following list is representative of the conversion services, if appropriate, we propose to perform on behalf of the Association.

General Services
----------------

Assist management and legal counsel with the design of the transaction structure.

Analyze and make recommendations on bids from printing, transfer agent and appraisal firms.

Assist officers and directors in obtaining bank loans to purchase stock, if requested.

Assist  in  drafting  and   distribution   of  press  releases  as  required  or
appropriate.

Conversion Offering Enhancement Services
----------------------------------------

Establish and manage Stock Information Center at the Association. Stock Information Center personnel will track prospective investors; record stock orders; mail order confirmations; provide the Association's senior management with daily reports; answer customer inquiries; and handle special situations as they arise.

Assign Webb's personnel to be at the Association through completion of the Subscription and Community Offerings to manage the Stock Information Center, meet with prospective shareholders at individual and community information meetings, solicit local investor interest through a tele-marketing campaign, answer inquiries, and otherwise assist in the sale of stock in the Subscription and Community Offerings. This effort will be lead by a Principal of Webb/KBW.

Create target investor list based upon review of the Association's depositor base.

Provide intensive financial and marketing input for drafting of the prospectus.


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



Conversion Offering Enhancement Services- Continued
---------------------------------------------------

Prepare other marketing materials, including prospecting letters and brochures, and media advertisements.

Arrange logistics of community information meeting(s) as required.

Prepare audio-visual presentation by senior management for community information meeting(s).

Prepare management for question-and-answer period at community information meeting(s).

Attend and address community information meeting(s) and be available to answer questions.

Broker-Assisted Sales Services.
-------------------------------

Arrange for broker information meeting(s) as required.

Prepare audio-visual presentation for broker information meeting(s).

Prepare script for presentation by senior management at broker information meeting(s).

Prepare  management  for   question-and-answer   period  at  broker  information
meeting(s).

Attend and address broker information meeting(s) and be available to answer questions.

Produce confidential broker memorandum to assist participating brokers in selling the Association's common stock.

Aftermarket Support Services.
-----------------------------

Webb will use their best efforts to secure market making and on-going research commitment from at least three NASD firms, one of which will be Keefe, Bruyette & Woods, Inc.


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